FNX Mining Company Inc.
2003 Third Quarter Report

Emerging
   Producer...

...Aggressive
   Explorer

Management's Discussion and Analysis

Highlights

  Shipping of McCreedy West production was restarted on September 12, 2003 and shipping on a regular basis was resumed by mid-October.

  $48 million financing from sale of 7.5 million shares closed July 11, 2003.

  Resource announced and feasibility study initiated at Levack Mine.

  Exploration ramp to the PM Deposit underway as part of a feasibility study.

  Listed on the American Stock Exchange effective July 17, 2003.

Results of Operations

($Cdn 000's, except per share data)

	Three months ended		Nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2003	2002

Revenue	$425	$136	$843	$198
Net loss	$(3,010)	$(2,071)	$(6,057)	$(3,658)

Loss per share	$(0.08)	$(0.07)	$(0.16)	$(0.12)

Revenue in all reported periods consists entirely of interest income. Revenue increased in the 2003 periods due to additional cash on hand. A non-cash loss of $2.3 million was recognized in the third quarter of 2003 relating to a write-off of all exploration properties not in the Sudbury Basin. Total administrative costs during the third quarter of 2003 were $0.7 million compared to $0.6 million during the same period last year. Administrative costs for the first nine months of 2003 were $2.2 million compared to $0.9 million during the same period last year.

Administration cost increases related to professional and technical staff required to support the exploration and mining activity on the Sudbury Basin properties. Additional 2003 efforts include costs pursuant to the AMEX listing, enhanced investor relations efforts and increased capital taxes due to increased net assets. The 2003 interest expense relates to flow through share funds raised in 2002 which are being spent in 2003.

The Company has changed its accounting policy for stock options to expense these items effective in the third quarter of 2003. Quarterly results for 2002 and 2003 have been adjusted to reflect this change in accounting policy. A $0.4 million expense item ($2.2 million for the nine months ended September 30, 2003) was recognized related to this accounting policy change. The complete results of this change are as follows:

($Cdn 000's)	Loss	Stock	Loss	Cumulative
	as	Option	as	Adjusted
	Reported	Adjustment	Adjusted	Loss

March 31, 2002	$89	$1,207	$1,296	$1,296
June 30, 2002	112	179	291	1,587
September 30, 2002	496	1,575	2,071	3,658
December 31, 2002	3,133	198	3,331	6,989

March 31, 2003	$410	$1,150	$1,560	$1,560
June 30, 2003	825	662	1,487	3,047
September 30, 2003	$2,639	$371	$3,010	$6,057

The effect of this change on the retained earnings is as follows:

($Cdn 000's)	Stock
	As	Option	As
	Reported	Adjustment	Adjusted

December 31, 2001	$5,966	$-	$5,966

March 31, 2002	$6,055	$1,207	$7,262
June 30, 2002	6,167	1,386	7,553
September 30, 2002	6,663	2,961	9,624
December 31, 2002	9,796	3,159	12,955

March 31, 2003	$10,206	$4,309	$14,515
June 30, 2003	11,031	4,971	16,002
September 30, 2003	$13,670	$5,342	$19,012

Financial Condition

Cash and short-term deposits at September 30, 2003 totaled $59.0 million compared to $30.9 million at December 31, 2002.

Effective July 11, 2003 the Company issued 7,500,000 shares for net proceeds of $45.8 million. The cash was raised to fund exploration and mine development on the optioned Inco Properties and for general corporate purposes.

During the third quarter of 2003, $9.8 million was spent on the Sudbury Basin exploration and development properties and $0.7 million was spent on administrative costs.

Non-cash working capital increased $0.2 million in the quarter mostly due to second quarter expenses associated with the AMEX listing being paid in the third quarter.

The Company has no debt.

The Company's mineral exploration assets at September 30, 2003 totaled $31.1 million of which $17.0 million was construction in progress and $14.1 million was exploration properties. The $31.1 million compared to $12.9 million at year end 2002. The total mineral exploration asset was reduced in the quarter by a $2.3 million write-off of non-core properties. The Company has dropped or sold its interest in these properties. McCreedy West Phase 1 Mine assets of $17.0 million were reclassified from exploration and development properties to Construction in Progress during the quarter.

The Construction in Progress asset includes all costs related to surface facilities, mining equipment, exploration related to the Phase 1 deposits, a proportionate share of the acquisition costs of the Sudbury Joint Venture (SJV) properties, and development and access to the Phase 1 workings, but not beyond the workings.

Spending of $9.8 million on the SJV in the quarter reflects the Company's 75% share of the total expenditures. Dynatec Corporation, the Company's SJV partner, funds the remaining 25%.

Exploration and Development Activities

During the third quarter of 2003, a total of 82,654 ft of drilling was completed in 115 holes and 6,111 samples were submitted for assay. Four surface rigs are presently employed at the Norman Property with three of these being used to delineate and expand the 2000 Deposit and the fourth testing other targets of opportunity. One rig is drilling at the Victoria Property to provide additional information on the #2 West Deposit and to test the Quartz Diorite Offset Dyke targets. One rig continues to test the Levack Property with another rig pursuing targets in the Footwall of the Sudbury Igneous Complex. Diamond drilling at the McCreedy West mine is being carried out with three underground rigs. Drilling is aimed at infilling and expanding known areas of mineralization in the PM and Inter Main Deposits and testing new targets. This work continues to produce encouraging results.

On September 4, the Company issued a news release announcing a measured and indicated mineral resource at the Levack Mine of 5.1 million tons grading 1.9% Ni, 1.0% Cu with an inferred resource of 1.0 million tons grading 2.0% Ni and 0.9% Cu. This resource, which occurs in remnants, extensions or known mineral deposits, is derived from an historic mineral inventory and is now the subject of a feasibility study to be completed mid-2004.

Pre-Production Activities

During the quarter, mine development was accelerated to achieve access to the nickel-rich Inter Main and East Main deposits.

Following the resolution of the labour dispute at Inco, the Company is once again shipping ore to the Inco Clarabelle mill complex. During September and October, the JV mined 12,750 tons of nickel ore and 2,750 tons of copper ore for a total of 15,500 tons. Year-to-date production amounts to 16,500 tons of nickel ore and 9,000 tons of copper ore for a total of 25,500 tons. Ore shipments to the Clarabelle Mill during September/October were 14,750 tons of nickel ore and 5,100 tons of copper ore. Year-to-date shipments since inception in late May to end October are 17,700 tons of nickel ore and 5,100 tons of copper ore.

Reflecting the significant increase in the price of nickel, the Company is focusing on mining the nickel deposits while at the same time developing additional working stopes. The exploration ramp to access the Cu-PGM rich Footwall PM Deposit is on schedule and is anticipated to reach the target mineralization during the fourth quarter.

Revenue from production will be recognized by the Company when commercial production rates are achieved on a consistent and ongoing basis.

Corporate Activities

The Honourable Frank McKenna, P.C., Q.C., joined the Board on September 2, 2003. Mr. McKenna is the former Premier of New Brunswick and currently is Counsel with the Atlantic law firm of McInnes Cooper. Mr. McKenna was recently appointed as interim Chairman of CanWest Global.

John Lydall joined the Board on October 27, 2003. Mr. Lydall is the former Managing Director of Investment Banking at National Bank Financial. Mr. Lydall previously was a top ranked mining analyst at National Bank Financial and First Marathon.

The Company looks forward to the experience and counsel of Mr. McKenna and Mr. Lydall.

Smith, Nixon & Co. llp resigned as auditors of the Company. They will be unable to continue as auditors due to the Company's recent AMEX listing and related SEC rules and regulations. KPMG will be the new auditor of the Company.

Metal Price and Exchange Rate Outlook

FNX Mining is exploring and developing nickel, copper, platinum, palladium and gold deposits in the prolific Sudbury Basin mining camp. Commodity price fluctuations will significantly affect the results of operations and economics of a mineral deposit. The monitoring of price movements and trends for our target metals are essential to understand and monitor the viability of the Company's assets.

Most of the costs incurred by the Company are denominated in Canadian dollars. Revenue from metal sales is quoted and earned in US dollars. The US:Canadian exchange rate will also significantly affect the results of operations of the Company.

The Company has not hedged metal prices or exchange rates.

Official closing prices as at September 30, 2003 for the reported commodities were:

Nickel (lb.) (LME)	US$	4.57
Copper (lb.) (LME)	US$	0.81
Platinum (oz.) (London PM fix)	US$	710
Palladium (oz.) (London PM fix)	US$	209
Gold (oz.) (London PM fix)	US$	388
Cobalt (lb.) (Metall Bulletin)	US$	10.65

$ Canadian: $ US	1 :	0.74

BMO Nesbitt Burns reported nickel prices performed strongly in the quarter due to a combination of vibrant economic activity in Asia and a labour dispute at Inco, which reduced production. The labour dispute was settled, however prices are expected to maintain current levels for the near term and could increase with continued strengthening of market fundamentals for the metal.

BMO Nesbitt Burns reported copper prices increased slightly in the quarter due to a strike threat in Chile and strong US housing starts, which provided increased expectations for future copper demand. Copper production restarts are seen as moderate in the short to medium term which, combined with demand increases, will support prices over the next year.

Precious metal prices are most significantly affected by the US dollar and hence the US economy. Platinum prices increased in the quarter due to continued strength on tight supply. Palladium continued to trade in the US$150 to $190 per ounce range due to oversupply and a thin market. Johnson Matthey expects the palladium price to remain range bound in the near term on unchanged fundamentals. Gold prices increased in the quarter through producer de-hedging and fund buying.

The US dollar was unchanged against the Canadian dollar during the quarter. RBC forecasted continued strength in the Canadian dollar as the US economy struggles with its fiscal and current account deficits.

The Company has no assurance that future commodity prices or exchange rates will be at a level sufficient to make mining operations viable. While exploration in a proven mining camp in known geological environments with the benefit of a large historic database serves to mitigate exploration risk, future exploration success does still contain a significant degree of exploration risk.

On behalf of the Board

Signature

Terry MacGibbon
President and Chief Executive Officer
November 6, 2003

FNX Mining Company Inc.

Balance Sheets
(Canadian dollars in 000's)
(Unaudited)

	As at	As at
September 30,		December 31,
	2003	2002

Assets
CURRENT ASSETS
Cash	$57,964	$30,159
Short-term deposits	1,116	774
Accounts receivable	328	975
Prepaid expenses and other	443	43

	59,851	31,951

CAPITAL ASSETS (Note 2)	209	252
Construction in Progress (Note 3)	17,046	-
EXPLORATION PROPERTIES (Note 3)	14,062	12,880

	$91,168	$45,083

Liabilities and Shareholders' Equity

Liabilities
CURRENT LIABILITIES
Accounts payable and accrued
liabilities	$1,658	$993

Shareholders' Equity

CAPITAL STOCK (Note 4)	103,673	54,125
Contributed Surplus	4,849	2,920
Special WARRANTS (Note 5)	-	-

DEFICIT	(19,012)	(12,955)

	89,510	44,090

	$91,168	$45,083

The accompanying notes are an integral part of these financial statements.

FNX Mining Company Inc.

Statements of Operations and Deficit
(Canadian dollars in 000's, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2003	2002

INCOME
Interest earned	$425	$136	$843	$198

COST AND EXPENSES
Administration	359	625	1,444	873
Exploration
administration	360	2	774	16
Stock options	371	1,575	2,183	2,961
Exploration write-offs	2,288	-	2,288	-
Amortization	37	5	95	6
Interest	20	-	116	-

	3,435	2,207	6,900	3,856

OPERATING LOSS	(3,010)	(2,071)	(6,057)	(3,658)

Deficit, beginning
of period	(16,002)	(7,553)	(12,955)	(5,966)

Deficit, end of period	(19,012)	(9,624)	(19,012)	(9,624)

Net loss per share	$(0.08)	$(0.07)	$(0.16)	$(0.12)

The accompanying notes are an integral part of these financial statements.

FNX Mining Company Inc.

Statements of Cash Flow
(Canadian dollars in 000's)
(Unaudited)

	Three months ended		Nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2003	2002

CASH PROVIDED BY (USED IN):

Operating activities:
Net loss	$ (3,010)	$(2,071)	$ (6,057)	$(3,658)
Amortization	37	5	95	6
Stock options	371	1,575	2,183	2,961
Exploration write-offs	2,288	-	2,288	-
Change in non-cash
working capital
balances	(193)	(413)	912	499

	(507)	(904)	(579)	(192)

Investing activities:
Short-term investments	(5)	(4)	(342)	63
Purchase of capital assets	-	(58)	(52)	(236)
Construction
in progress	(17,046)	-	(17,046)	-
Exploration
expenditure	7,282	(2,160)	(3,470)	(7,059)

	(9,769)	(2,222)	(20,910)	(7,232)

Financing activities:
Common shares issued	45,962	29,527	49,294	41,927
Special warrants issued
(converted)	-	-	-	(1,320)

	45,962	29,527	49,294	40,607

(Decrease) increase
in cash	35,686	26,401	27,805	33,183
Cash:
Beginning of
the period	22,278	6,986	30,159	204

End of
the period	$ 57,964	$33,387	$ 57,964	$33,387

The accompanying notes are an integral part of these financial statements.

FNX Mining Company Inc.

Notes to the Financial Statements

For the period ending September 30, 2003

(Canadian dollars in 000's, except per share data) (Unaudited)

1. Accounting Policies

The interim financial statements presented herein follow the same accounting policies and their methods of application as the 2002 financial statements. Generally accepted accounting principles for interim financial statements do not conform in all respects to the disclosures required for annual financial statements, and accordingly, these interim financial statements should be read in conjunction with the Company's 2002 audited financial statements and the accompanied notes contained in the Company's Annual Report.

(a) Change in accounting policy - Stock-based compensation

Effective September 30, 2003, the Company adopted the fair value method of accounting for stock options. The comparative figures have been restated to show the effect as though the Company had adopted the fair value method of accounting for stock options upon adoption of Section 3870 effective January 1, 2002. The effect of this change on the twelve month 2002 income statement is an increase in the loss by $3.2 million to $7.0 million.

2. Capital Assets (Cdn $000's)

Capital assets are carried at cost less accumulated amortization. The Company amortizes its capital assets using the following rates and amortization methods:

Computer hardware:	Straight line over 4 years
Furniture & equipment:	Straight line over 5 years
Equipment:	Straight line over 5 years
Computer software:	Straight line over 3 years
Leasehold improvements:	Straight line over 5 years.

		September 30, 2003			December 31,2002

				Accumu-
				lated	Net	Net
	Opening	YTD	Closing	Amorti-	Book	Book
	Balance	Additions	Balance	zation	value	value

Office equipment	$68	$21	$89	$30	$59	$54
Furniture and
fixtures	33	-	33	12	21	27
Computer
hardware	103	25	128	51	77	76
Computer
software	118	4	122	77	45	76
Leasehold
improvements	38	2	40	33	7	19

	$360	$52	$412	$203	$209	$252

3. Mineral Properties (Cdn $000's)

Construction in Progress:

	December		Transferred/	September
	31,	Incurred	YTD Write	30,
	2002	this YTD	Downs	2003

Transfer from
exploration	$-	$9,582	$-	$9,582
Transfer from
development	-	7,464	-	7,464

McCreedy West
Phase 1	$-	$17,046	$-	$17,046

Exploration and acquisition expenditures:

	December		Transferred/	September
	31,	Incurred	YTD Write	30,
	2002	this YTD	Downs	2003

Alaska, USA
Gunsite	$205	$-	$205	$-

	205	-	205	-

Ontario
Larder Lake	1,128	-	1,128	-
Fawcett Township	951	-	951	-

	2,079	-	2,079	-

Sudbury Basin
McCreedy West	4,699	8,723	-	13,422
Construction
in Progress	-	(9,582)	-	(9,582)

	4,699	(859)	-	3,840

Levack	1,900	705	-	2,605
Victoria	1,589	812	-	2,401
Norman	1,908	2,355	-	4,263
Kirkwood	172	10	-	182
North Range
Footwall	324	447	-	771
Other	4	-	4	-

	12,675	3,470	4	14,062

Total	12,880	3,470	2,288	14,062

Development
expenditures
McCreedy West	-	7,464	-	-
Transfer to
Construction
in Progress	-	(7,464)	-	-

Total Exploration
Properties	$12,880	$3,470	$2,288	$14,062

4. Capital Stock (Cdn $000's, except share information)

Shares issued:

	Shares	Consideration

Unadjusted balance
December 31, 2002	36,302,540	$53,886
Transfer from contributed
surplus for stock options	-	239

Adjusted balance
December 31, 2002	36,302,540	54,125

Issued during 2003:
Special Warrants
exercised to June 30	1,946,129	2,433
Stock options exercised
to June 30	907,000	899
Transfer from contributed
surplus for stock options	-	254
Stock options exercised
July 1 to September 30	162,500	188
Public offering	7,500,000	45,774

	10,515,629	49,548

Balance Sept 30, 2003	46,818,169	$103,673

5. Special Warrants

Balance December 31, 2002	1,946,129
Exercised to September 30, 2003	1,946,129

Outstanding as at September 30, 2003	-

6. Stock Options

The following table reflects the status of the share option plan and activity for the three-month period ended September 30, 2003.

		Weighted
	Options	Average Price

Outstanding, June 30, 2003	2,843,000	$3.58
Granted during the quarter	-
Exercised during the quarter	(162,500)	$1.14

Outstanding, Sept 30, 2003	2,680,500	$3.72

Options exercisable, Sept 30, 2003	2,392,000	$3.55

The Company expenses options.

The fair value of stock options granted is estimated using the Black-Scholes options pricing model on the date of grant with the following weighted average assumptions:

Stock price at grant date	$ 5.94
Exercise price	$ 5.94
Expected life of options (years)	2.0
Expected stock price volatility	99%
Expected dividend yield	Nil
Risk-free interest rate	3%

7. Comparative Figures

Certain of the 2002 comparative figures have been reclassified to conform to the financial statement presentation adopted for 2003.

Corporate Information

Directors

James W. Ashcroft
Consulting Mining Engineer
Former President,
Ontario Division,
Inco Limited

Wayne G. Beach
Barrister and Solicitor

Robert D. Cudney
President and CEO
of Northfield Capital Corporation

John Lydall
Former Managing Director
Investment Banking
National Bank Financial

Terry MacGibbon
President and CEO

Hon. Frank McKenna
Counsel McInnes Cooper

Terrence Podolsky
Consulting Geologist
Former VP Exploration,
Inco Limited

Donald M. Ross
Chairman of Jones, Gable
& Company

Officers

Terry MacGibbon
President and CEO

James M. Patterson, Ph.D.
Vice President Exploration

David W. Constable
Vice President
Investor Relations and
Corporate Affairs

Gord Morrison
Director of Exploration

John C. Ross, C.A.
Chief Financial Officer

Head Office

55 University Avenue
Suite 700
Toronto, Ontario, Canada
M5J 2H7

Tel 416 628 5929
Fax 416 360 0550

Email: info@fnxmining.com

Sudbury Field Office
1300 Kelly Lake Road
Sudbury, Ontario, Canada
P3E 5P4

Tel 705 671 1779
Fax 705 671 1137

Bank
The Royal Bank of Canada
Royal Bank Plaza
Toronto, Ontario
M5J 2J5

Transfer Agent
CIBC Mellon Trust Company
320 Bay Street
PO Box 903
Toronto, Ontario
M5H 4A6

Counsel
Goodman and Carr llp Suite 2300
200 King Street West,
Toronto, Ontario
M5H 3W5

US Counsel
Skadden, Arps, Slate, Meagher & Flow llp
Royal Bank Plaza,
North Tower
Suite 1820
Toronto, Ontario
M5J 2J4

Auditors
Smith, Nixon and Co llp
Suite 1900, 390 Bay Street
Toronto, Ontario
M5H 2Y2

KPMG llp
Suite 3300
Commerce Court West
199 Bay Street
Toronto, Ontario
M5L 1B2

Listing
Toronto Stock Exchange
American Stock Exchange
Symbol "FNX"

Capitalization
$316,000,000
(September 30, 2003)

Share Price
52 Week High/Low:
$9.00/5.30

Issued and Outstanding Shares
46,818,169
(September 30, 2003)

Fully Diluted Shares
49,498,669
(September 30, 2003)

Major Shareholders
(>10%)
Dundee Wealth Management Inc

Cash $55,000,000
(October 31, 2003)

Debt
Nil

Web Site www.fnxmining.com